As filed with the Securities and Exchange Commission on March 22, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-114535

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-07827

UNDER

THE SECURITIES ACT OF 1933

CRUZAN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-1284057
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

222 Lakeview Avenue, Suite 1500
West Palm Beach, FL 33401
(Address of principal executive offices) (Zip code)

2004 Stock Option Plan
1992 Employee Stock Option Plan, as amended
(Full title of the plans)

Jay S. Maltby
President
Cruzan International, Inc.
222 Lakeview Avenue, Suite 1500
West Palm Beach, FL 33401
(561) 655-8977
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Thomas P. Conaghan, Esq.
McDermott Will & Emery LLP
600 Thirteenth Street, NW
Washington, DC 20005

DEREGISTRATION OF SECURITIES

Registration Statements Nos. 333-114535 and 333-07827 on Form S-8 (collectively, the “Registration Statements”) covered shares of common stock, par value $0.01 per share (the “Common Stock”) of Cruzan International, Inc., a Delaware corporation (“Registrant”), issuable by the Registrant pursuant to the following plans:  2004 Stock Option Plan and 1992 Employee Stock Option Plan, as amended.

On March 22, 2006, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 30, 2005, among The Absolut Spirits Company, Incorporated, a Delaware corporation (“Absolut”), Cruzan Acquisition, Inc., a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Absolut (“Sub”), and Registrant, Sub was merged with and into the Registrant (the “Merger”). As a result of the Merger, Registrant has become a wholly-owned subsidiary of Absolut and each issued and outstanding share of the Registrant’s Common Stock was cancelled in exchange for the right to receive $28.37, without interest. The Common Stock ceased trading on the American Stock Exchange at the close of business on March 22, 2006. In connection with the Merger, Registrant is filing a Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.

The offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Common Stock registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement No. 333-114535 and Post-Effective Amendment No. 1 to the Registration Statement No. 333-07827 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on this 22nd day of March, 2006.

CRUZAN INTERNATIONAL, INC.

By:	/s/ Jay S. Maltby
Jay S. Maltby
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay S. Maltby	Chief Executive Officer and	March 22, 2006
Jay S. Maltby	President (Principal Executive Officer)

/s/ Ezra Shashoua	Executive Vice President and Chief Financial Officer	March 22, 2006
Ezra Shashoua	(Principal Financial and
Accounting Officer)

/s/ Ola Salmén	Director	March 22, 2006
Ola Salmén

/s/ Mats Andersson	Director	March 22, 2006
Mats Andersson

/s/ Ketil Eriksen	Director	March 22, 2006
Ketil Eriksen

/s/ Lisa Derman	Director	March 22, 2006
Lisa Derman